Exhibit 10.28

July 28, 2008

Alice Norsworthy

679 Destacada Ave.

Coral Gables, FL 33156

Re:   Employment Agreement

Dear Alice,

You and Universal City Development Partners, Ltd. d/b/a “Universal Orlando” (hereinafter referred to as “UO” or the “Company”) have agreed as follows:

1.	Definitions:

UO includes any subsidiary, or affiliated company or any divisions thereof now existing or formed at any time after the date of this Agreement; any business entity which may merge into UO or with which UO may be merged or consolidated; any business entity which may acquire all or a substantial portion of the assets or good will of UO; or any business entity which may result from a division or other reorganization of UO.

2.	Employment and Services:

a)	UO has employed you and you have agreed to perform your exclusive services for UO upon the terms and conditions hereinafter set forth, and the UO employee policies and procedures as communicated to you from time to time.

b)	You will perform such services as requested from time to time by the Chairman and Chief Executive Officer, Universal Parks & Resorts (“UPR”), or his duly authorized representative. Your employment as Executive Vice President, Marketing & Sales, will commence on September 2, 2008, it being understood that the Chairman and Chief Executive Officer, UPR, or his duly authorized officers may assign you to render your services in different occupational areas within Universal Orlando, in their sole discretion.

3.	Results and Proceeds:

As your employer, UO shall own all rights in and to the results and proceeds connected with or arising out of, directly and indirectly, your services hereunder.

4.	Term; Renewal:

a)	The term of this Agreement shall run three (3) years, commencing on September 2, 2008 and continuing until September 1, 2011.

b)	Option: UO shall have the irrevocable option to renew the term of this Agreement for a period of twenty four (24) months, commencing on September 2, 2011 and continuing until September 1, 2013.

c)	In the event the Company exercises its right to renew your employment under the option provided above, you shall be notified in writing not less than sixty (60) days prior to the expiration date of the then current term. In the event the Company does not elect to continue your employment at the expiration of any term, no special severance consideration is provided. Rather, standard Company practice (if any) shall apply.

d)	You agree and acknowledge that UO has no obligation to renew this Agreement or to continue your employment after expiration of the term hereunder, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached.

5.	Compensation:

a)	Basic Salary: For all your services rendered under this Agreement, UO shall pay you a salary at an annual rate of no less than $400,000.00 or at such higher salary as may be determined by your performance review and the Executive Vice President, Human Resources, Legal & Business Affairs, Universal Parks & Resorts (UPR”). Such higher salary shall subsequently be deemed the annual rate, commencing on such date as the Executive Vice President, Human Resources, Legal & Business Affairs, UPR may determine, for purposes of this Agreement.

b)	Such salary shall be payable in equal installments on UO’s regular paydays during the term, subject to the usual and required employee payroll deductions and withholdings. UO is not obligated to actually utilize your services, and in the event it elects not to do so, you shall continue to be compensated under the terms and conditions of this Agreement unless mutually agreed upon.

c)	As a material inducement for you to accept UO’s employment offer and forgo other employment opportunities, UO agrees to pay you a one-time sign on bonus of $300,000, payable as follows: (i) $100,000 within ten (10) business days after you begin working; (ii) $100,000 on or about January 1, 2009; and (iii) $100,000 on or about your first anniversary of your employment with us. In the event that you voluntarily terminate your employment with UO anytime on or before September 2, 2009, you will be responsible for repaying the entire sign-on bonus that you received to Universal Orlando within thirty (30) days of such voluntary termination.

6.	Covenants:

a)	You will not at any time during your employment by the Company or the period of payment pursuant to Section 5 above be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of the Company and its affiliates, or (ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

b)	You will not during (i) the period of your employment by the Company, (ii) the period of payment pursuant to Section 5 above, or (iii) the period ending one (1) year after the later of the periods described in the previous clauses (i) or (ii) induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to work for, contract with or represent any of the Company’s (or its affiliates) competitors.

7.	Place and Condition of Employment:

Your principal place of employment, unless otherwise specified, is the Orlando office of Universal Orlando. However, it is understood that you may be required to travel to other locations on behalf of Universal Orlando.

8.	Vacation:

You shall be entitled to vacation with pay under the UO vacation plan. However, as a material inducement to this agreement, you will be eligible to receive fifteen (15) days of vacation in your first year of employment and each year thereafter up to your 15th year whereafter your vacation allotment increases to a maximum of twenty (20) days per year. After twenty (20) years of service, your vacation increases and caps out at a maximum of twenty-five (25) days per year. Any unused vacation in your first year of employment may not be carried over to the following year. In subsequent years, any unused vacation greater than 80 hours may not be “carried over” into another year without the approval of your Department Head and the Human Resources Department.

9.	Termination:

UO may terminate your services as follows:

a)	The Company may terminate this Agreement for cause at any time without advance notice. Cause” will include, but not be limited to:

(i)	your material failure to perform your duties;

(ii)	your material failure to comply with Company policies, including, without limitation those set forth in the Universal Orlando Code of Conduct, the Employee Confidentiality and Non-Disclosure Agreement, the Universal Orlando E-Mail Policy, the Universal Orlando Internet and Computer On-Line Services Policy and the Universal Orlando Discrimination and Sexual Harassment Policy, or

b)	In the event you have suffered a permanent and total disability, which prevents your performance of your full-time duties under this Agreement, but in no case, shall such right be exercised until six (6) months from the date of the commencement of such disablement.

10.	Benefits:

During the term hereof and so long as you are not in breach of this Agreement:

a)	UO shall reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred).

b)	You shall be entitled to participate in the group insurance benefit plans.

c)	You shall be entitled to participate in the UO 401(k) retirement program upon terms and conditions as developed by UO.

d)	You shall be entitled to participate in the UO Executive Incentive Plan (the Incentive Plan”) in accordance with the terms of the Incentive Plan, with a target payout of $150,000.00 per fiscal year. However, no specific amount is guaranteed. In the event UO has terminated this Agreement in accordance with Section 9(a) above, you will have no right to receive compensation under the Incentive Plan for any portion of the year in which your termination occurred.

e)	You shall be eligible to participate in the Company sponsored Variable Deferred Compensation Plan.

You further expressly agree and acknowledge that after expiration of the term hereunder you are entitled to no additional benefits not expressly set forth herein, except as specifically provided under the benefit plan referred to herein and those benefit plans in which you may subsequently become a participant, and subject in all cases to the term and conditions of each such plan.

11.	Assignment of Agreement:

UO may assign this Agreement to any affiliate or successor in interest without your prior consent. This Agreement is a personal services agreement and may not be assigned by you.

12.	Compliance with Policies:

Incorporated herein and made part of this Agreement are the Universal Orlando Code of Conduct and the Company’s Discrimination and Sexual Harassment Policy. Compliance with such Policies and Code of Conduct, and any amendments thereto which you receive, such amendments to be consistent with the tenor of the current Policies and Codes of Conduct and not in violation of public policy, are conditions to your continued employment. Any material violation thereof shall constitute a breach of this Agreement, and shall provide for termination as set forth in Section 9 above.

In addition to such Policies and Code of Conduct, also incorporated herein and made a part of this Agreement is the Employee Confidentiality and Non-Disclosure Agreement. In view of the fact that your position of service to UO is a unique one of trust and confidence and, as a condition to your employment by UO under this Agreement, you agree to sign and comply with each of the provisions of such Employee Confidentiality and Non-Disclosure Agreement.

13.	Termination of All Previous Agreements:

All prior personal employment service agreements (whether written, oral or implied) between us, if any, are terminated as of the commencement of the term of this Agreement.

14.	Choice of Laws:

This Agreement shall be covered by and construed and enforced in accordance with and subject to the laws of the State of Florida. Any legal proceeding brought by either party for enforcing any right or obligation under this Agreement, or arising under any matter pertaining to this Agreement or the services to be rendered hereunder, shall be submitted without jury before any court of competent jurisdiction in the State of Florida. The parties hereto expressly waive trial by jury.

15.	Entire Agreement; Modification; Severability:

This Agreement sets forth the entire understanding between us; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing, signed by the appropriate party(ies). No waiver of any breach or default shall constitute a waiver of any other breach or default, whether of the same or any other term or condition.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Very truly yours,

UNIVERSAL ORLANDO

/s/ John R. Sprouls
John R. Sprouls
Executive Vice President
Human Resources, Legal & Business Affairs, UPR

JRS:jal

AGREED:

/s/ Alice Norsworthy	8/04/08
Alice Norsworthy	Date